Exhibit 99.1

Cognex Reports Record Results for the Fourth Quarter and Fiscal Year 2010

NATICK, Mass.--(BUSINESS WIRE)--February 10, 2011--Cognex Corporation (NASDAQ: CGNX) today announced that for the quarter and year ended December 31, 2010 the company set new records for both annual and quarterly bookings, revenue and net income per share.

Table 1
	Revenue	Net Income/(Loss)	Net Income/(Loss) per Share
Quarterly Comparisons
Current quarter: Q4-10	$84,920,000	$19,764,000	$0.47
Prior year’s quarter: Q4-09	$51,294,000	$459,000	$0.01
Change from Q4-09 to Q4-10	66%	4,206%	4,003%
Prior quarter: Q3-10	$74,993,000	$18,145,000	$0.45
Change from Q3-10 to Q4-10	13%	9%	4%
Yearly Comparisons
Year ended December 31, 2010	$290,691,000	$61,381,000	$1.52
Year ended December 31, 2009	$175,727,000	($4,869,000)	($0.12)
Change from 2009 to 2010	65%	**	**
**not meaningful

“Cognex had an outstanding year in 2010,” said Dr. Robert J. Shillman, Cognex’s Chairman and Chief Executive Officer. “We set new records for annual bookings, revenue and earnings per share, and we ended the record year with a record quarter as well. Sales of our machine vision products were particularly strong in the Factory Automation and Surface Inspection markets; in fact, we had record annual and quarterly revenue in both of those markets. And, the substantial leverage that incremental revenue has on our profitability drove our operating margin to 26% and net income to 21% of revenue for the year.”

Dr. Shillman continued, “From an operational standpoint, we executed very well on our strategic initiatives. We gained significant revenue in two industries that we believe have high potential for long-term growth (solar and pharmaceuticals). We completed development of a number of new products, such as DataMan 500 for the logistics market, and we expanded our market presence in China and other geographic regions that are in the early stages of adopting machine vision technology.”

“In order to continue the progress we made in 2010, we intend to invest in both engineering and sales while maintaining a disciplined approach to controlling costs,” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2010

  Revenue for the fourth quarter of 2010 increased 66% from the fourth quarter of 2009 and 13% from the prior quarter. Contributing to these increases was $6,500,000 of service revenue from the Factory Automation market that had been deferred until a single customer contract was completed. Even excluding this revenue, the largest increase, both year-on-year and sequentially, was still from Factory Automation, which set a new revenue record in the fourth quarter of 2010. Revenue from the Surface Inspection market also set a new record in the fourth quarter.

  Gross margin was 72% in the fourth quarter of 2010, 69% in the fourth quarter of 2009 and 75% in the prior quarter. Gross margin increased year-on-year primarily due to manufacturing efficiencies achieved from the higher revenue level. Gross margin decreased on a sequential basis primarily due to the $6,500,000 service order mentioned above. Product mix also contributed because software-only products, which have a relatively higher margin than other Cognex products, represented a lower percentage of revenue.
  Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2010 increased 14% from the fourth quarter of 2009 and 12% from the prior quarter. R, D & E spending increased, both year-on-year and sequentially, primarily due to higher personnel-related costs and a bonus accrual.
  Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2010 increased 9% from the fourth quarter of 2009 and 12% from the prior quarter. S, G & A spending increased year-on-year due to the bonus accrual and higher sales commissions, personnel-related costs and spending on marketing initiatives. Lower stock option expense partially offset this higher spending. S, G & A spending increased on a sequential basis also due to the bonus accrual and higher personnel-related costs and marketing spending as well as the impact of foreign exchange rates on the company’s international operations.
  As reported, the tax rate was 14% in the fourth quarter of 2010 as compared to 2% in the fourth quarter of 2009 and 20% in the prior quarter. The effective tax rate, excluding tax adjustments, was 20% in the fourth quarter of 2010 as compared to 19% in the fourth quarter of 2009 and 23% in the prior quarter. The increase year-on-year is due to more of the company’s profits being earned in higher tax jurisdictions. The decrease from the prior quarter is primarily due to a true-up of the annual tax rate. A reconciliation of the tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – December 31, 2010

  Cognex’s financial position as of December 31, 2010 was very strong, with no debt and $283,081,000 in cash and investments. In the fourth quarter of 2010, Cognex generated positive cash flow from operations of nearly $39,000,000, and paid out approximately $3,300,000 in dividends to shareholders.

  Inventories as of December 31, 2010 increased by $5,885,000, or 35%, from the end of 2009 in support of a significantly higher level of business in 2010.

Financial Outlook

In Q1-11, revenue is expected to be between $70 million and $73 million, which is a decrease of 14% to 18% from Q4-10 (or 7% to 11% excluding the $6.5 million service order in Q4-10). Cognex typically experiences a revenue decline from Q4 to Q1 due to seasonality in the Factory Automation market, and also expects lower revenue from the Semiconductor and Electronics Capital Equipment market. Operating expenses are expected to increase by less than 3% from Q4-10. And, the effective tax rate is expected to be 25%.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income/(loss), non-GAAP adjusted net income/(loss), and non-GAAP adjusted net income/(loss) per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as revenue from certain customers and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the fourth quarter of 2010, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-244-4526 (or 703-639-1172 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Sunday, February 13, 2011. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1502270.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors and systems are used in factories around the world where they guide, inspect, gauge, identify and assure the quality of a wide range of items during the manufacturing process. Cognex is the world's leader in the machine vision industry, having shipped more than 600,000 machine vision systems, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, cost controls, and growth and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009

Revenue	$84,920	$74,993	$51,294	$290,691	$175,727

Cost of revenue (1)	24,017	18,913	15,909	77,588	56,387

Gross margin	60,903	56,080	35,385	213,103	119,340
Percentage of revenue	72%	75%	69%	73%	68%

Research, development, and engineering expenses (1)	8,940	7,961	7,837	33,080	31,132
Percentage of revenue	11%	11%	15%	11%	18%

Selling, general, and administrative expenses (1)	29,018	25,857	26,524	104,235	96,350
Percentage of revenue	34%	34%	52%	36%	55%

Restructuring charges	-	(13)	268	75	4,526

Operating income (loss)	22,945	22,275	756	75,713	(12,668)
Percentage of revenue	27%	30%	1%	26%	(7%)

Foreign currency income (loss)	(257)	102	(452)	(328)	(1,265)

Investment and other income	300	255	165	718	3,557

Income (loss) before income tax expense (benefit)	22,988	22,632	469	76,103	(10,376)

Income tax expense (benefit)	3,224	4,487	10	14,722	(5,507)

Net income (loss)	$19,764	$18,145	$459	$61,381	$(4,869)
Percentage of revenue	23%	24%	1%	21%	(3%)

Earnings (loss) per weighted-average common and common-equivalent share:
Basic	$0.49	$0.46	$0.01	$1.54	$(0.12)
Diluted	$0.47	$0.45	$0.01	$1.52	$(0.12)

Weighted-average common and common-equivalent shares outstanding:
Basic	40,640	39,729	39,662	39,924	39,659
Diluted	41,631	39,917	39,668	40,297	39,659

Cash dividends per common share	$0.08	$0.06	$0.05	$0.25	$0.30

Cash and investments per common share	$6.89	$6.00	$5.09	$6.89	$5.09

Book value per common share	$11.53	$10.88	$9.94	$11.53	$9.94

(1)Amounts include stock option expense, as follows:
Cost of revenue	$99	$95	$273	$278	$774
Research, development, and engineering	340	346	809	1,020	2,163
Selling, general, and administrative	916	837	3,053	1,729	6,286
Total stock option expense	$1,355	$1,278	$4,135	$3,027	$9,223

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009

Revenue (GAAP)	$84,920	$74,993	$51,294	$290,691	$175,727
Revenue related to a single customer contract	$6,500	$-	$-	$6,500	$4,400
Revenue excluding single customer contract (Non-GAAP)	$78,420	$74,993	$51,294	$284,191	$171,327

Factory automation revenue (GAAP)	$60,626	$48,410	$33,717	$200,285	$123,982
Revenue related to a single customer contract	$6,500	$-	$-	$6,500	$4,400
Factory automation revenue excluding single customer contract (Non-GAAP)	$54,126	$48,410	$33,717	$193,785	$119,582
Percentage of revenue excluding single customer contract (Non-GAAP)	69%	65%	66%	68%	70%

Gross margin (GAAP)	$60,903	$56,080	$35,385	$213,103	$119,340
Gross margin on revenue related to a single customer contract	$3,300	$-	$-	$3,300	$4,030
Gross margin excluding single customer contract (Non-GAAP)	$57,603	$56,080	$35,385	$209,803	$115,310
Percentage of revenue excluding single customer contract (Non-GAAP)	73%	75%	69%	74%	67%

Operating income (loss) (GAAP)	$22,945	$22,275	$756	$75,713	$(12,668)
Stock option expense	1,355	1,278	4,135	3,027	9,223
Operating income (loss) excluding stock option expense (Non-GAAP)	$24,300	$23,553	$4,891	$78,740	$(3,445)
Percentage of revenue (Non-GAAP)	29%	31%	10%	27%	(2%)

Income (loss) before income tax expense (benefit) (GAAP)	$22,988	$22,632	$469	$76,103	$(10,376)

Income tax expense (benefit) (GAAP)	$3,224	$4,487	$10	$14,722	$(5,507)
Tax rate (GAAP)	14%	20%	2%	19%	(53%)

Tax adjustments:
True up of annual tax rate	(1,167)	-	109	-	-
Discrete tax events	(124)	(718)	(188)	(842)	(3,535)
	(1,291)	(718)	(79)	(842)	(3,535)

Income tax expense (benefit) excluding tax adjustments (Non-GAAP)	$4,515	$5,205	$89	$15,564	$(1,972)
Effective tax rate (Non-GAAP)	20%	23%	19%	20%	(19%)

Net income (loss) excluding tax adjustments (Non-GAAP)	$18,473	$17,427	$380	$60,539	$(8,404)
Percentage of revenue (Non-GAAP)	22%	23%	1%	21%	(5%)

Net Income (loss) (GAAP)	$19,764	$18,145	$459	$61,381	$(4,869)
Stock option expense, net of tax	$911	$856	$2,744	$2,031	$6,153
Net income excluding stock option expense (Non-GAAP)	$20,675	$19,001	$3,203	$63,412	$1,284
Percentage of revenue (Non-GAAP)	24%	25%	6%	22%	1%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2010	2009

Assets

Cash and investments	$283,081	$202,027

Accounts receivable	45,901	30,964

Inventories	22,717	16,832

Property, plant, and equipment	29,596	28,576

Goodwill and intangible assets	105,334	110,941

Other assets	46,475	50,529

Total assets	$533,104	$439,869

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$36,499	$23,770

Income taxes	13,132	6,743

Deferred revenue and customer deposits	10,162	14,908

Shareholders' equity	473,311	394,448

Total liabilities and shareholders' equity	$533,104	$439,869

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 3,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009

Revenue	$84,920	$74,993	$51,294	$290,691	$175,727

Revenue by division:
Modular Vision Systems Division	85%	84%	78%	85%	79%
Surface Inspection Systems Division	15%	16%	22%	15%	21%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	33%	32%	34%	33%	34%
Europe	33%	31%	32%	31%	34%
Japan	19%	21%	20%	21%	20%
Asia	15%	16%	14%	15%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	71%	65%	66%	69%	70%
Semiconductor and electronics capital equipment	14%	19%	12%	16%	9%
Web and surface inspection	15%	16%	22%	15%	21%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
Email: susan.conway@cognex.com